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EXHIBIT 99.1

MARKLAND TECHNOLOGIES COMPLETES $19M
ACQUISITION OF HOMELAND SECURITY COMPANY

MARKLAND ACQUIRES E-OIR TECHNOLOGIES, INC.; MAJOR SUPPLIER OF ELECTRO-OPTIC AND INFRARED REMOTE SENSING TECHNOLOGY AND SERVICES TO US ARMY

RIDGEFIELD, Conn.--(BUSINESS WIRE)--June 30,2004-- Markland Technologies, Inc. (OTC: MRKL - News), an integrated homeland security company, (www.marklandtech.com) announced today that it has completed the purchase of all of the stock of Virginia based E-OIR Technologies, Inc. (EOIR) (www.eoir.com) for $8M in cash and $11M in principal amount of five year notes secured by the assets and stock of EOIR. EOIR is a major technology and services provider to the US Army Night Vision Laboratories and has expertise in wide area remote sensing utilizing both electro-optic and infrared technologies. EOIR's unaudited revenues for the fiscal year ended December 31, 2003 were $42.7M and for the five months ended May 31, 2004 were $25.7M. EOIR's unaudited pretax income for the fiscal year ended December 31, 2003 was $3.17M and for the five months ended May 31, 2004 was $1.95 million.

EOIR's revenues derive principally from an active contract with the U.S. Army Night Vision Laboratories. This contract provides for sales of up to $406M during the life of the contract. To date EOIR has recognized approximately $120M in revenue under this contract. EOIR has over 150 employees located in several Virginia facilities. Markland believes EOIR is well positioned to capture additional sales in the United States within the Department of Homeland Security and the Department of Defense.

Founded in 1981, EOIR has a long history in remote sensor science, incorporating electro-optical, infrared, acoustics and radar. EOIR has substantial experience in the design of sensor technology particularly in the areas of capturing, processing and exploiting sensor data. Its expertise has particular impact within the DOD and Homeland Security market place. For example EOIR Technologies Inc. has recently performed work for the US Army to identify and recognize chemicals using Fourier transform infrared (FTIR) technology. This project is directed towards detecting concentrations of chemicals or gases utilizing wide area infrared sensing techniques which could enable the sensor to evaluate chemical facilities and to characterize disaster sites at a significant distance from the source.

Markland Chairman and CEO Robert Tarini stated, "We are very excited about this acquisition. The addition of EOIR will expand our operations and our visibility within the Homeland Security arena. We expect the acquisition of EOIR will increase our consolidated revenues during the fiscal year ending June 30, 2005 to more than $60M on a combined basis and significantly increase our cash flow

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from operations. EOIR fits well into our Homeland Security business plan and creates a significant established revenue stream for the company."

Markland as part of the purchase of EOIR Technologies Inc. has also adopted a Stock Incentive Plan pursuant to which Markland has issued options to purchase a substantial number of shares of its common stock for key employees of EOIR Technologies Inc. Additional details as they pertain to these issued options will be available in the company's filings on Form 8K with the SEC. In connection with this acquisition Markland has also raised an additional $2 million through a private placement of additional shares of its Series D Preferred Stock to a single institutional investor. The Series D Preferred Stock is convertible into common stock at a discount to the market price at the time of conversion.

We expect to file audited financial information for EOIR and pro forma financial information for Markland and EOIR on a combined basis in accordance with SEC requirements. Additional details concerning acquisition of EOIR, the terms of the options issued to key employees and the financing will be available in the company's filings on Form 8K with the SEC.

About Markland Technologies

Markland Technologies, Inc is committed to helping secure America by providing innovative emerging technologies and expert services to meet the country's needs to protect our people, our borders and our infrastructure assets. The Company is a Board member of the Homeland Security Industries Association
(http://www.hsianet.org).

"Forward-Looking Statements"

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of Markland Technologies officials during presentations about Markland Technologies, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: difficulties integrating our acquisition of EOIR, insufficient cash flow to continue to fund the development

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and marketing of the Company's products and technology; a rejection of the
Company's products and technologies by the marketplace, and; disputes as to the Company's intellectual property rights. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Markland Technologies, its products, economic and market factors and the industries in which Markland Technologies does business, among other things. These statements are not guarantees of future performance and Markland Technologies has no specific intention to update these statements. More detailed information about those factors is contained in Markland Technologies filings with the Securities and Exchange Commission.

For full details, click here:
http://www.investorideas.com/Companies/MarklandTech/NewsReleases.asp
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http://www.homelanddefensestocks.com
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CONTACT:
     Markland Technologies, Inc.
     http://www.marklandtech.com
     or
     ECON
     Dawn Van Zant, 866-730-1151
     dvanzant@investorideas.com
     or
     Trevor Ruehs
     truehs@investorideas.com
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